OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

Mary Jensen, Vice President – Investor Relations 323.860.7485 or mjensen@ofsmanagement.com

OFS Capital Corporation Announces

Quarterly Cash Distribution of $0.34 Per Share

ROLLING MEADOWS, Ill.--(BUSINESS WIRE)—January 21, 2014—OFS Capital Corporation (NASDAQ:OFS), a business development company (BDC), announced today that its Board of Directors approved a quarterly cash distribution of $0.34 per share, which will be paid on February 14, 2014 to shareholders of record as of January 31, 2014.

The Company estimates the tax characteristics of its distributions on a quarterly basis and will report the final tax characteristics of the distributions to shareholders on Form 1099 after the end of each fiscal year. However, if the characteristics of this distribution were determined as of today, the Company estimates that a majority of this distribution would have been characterized as a return of capital to its shareholders.

ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes, including senior secured, unitranche, second-lien and mezzanine loans and, to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict. Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance. All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

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